EXHIBIT 99.2
JULY 27, 2026
NEWS FOR IMMEDIATE RELEASE
CONTACT: ERIC J. DOSCH, CFO
985.375.0308

Dear shareholders,

“We continue to move forward with our business strategy to reduce balance sheet risk, improve earnings, and grow capital. As we look further into the remainder of this year, I want to further expand upon our continuing strategy. First, we are focused on reducing our non-performing and criticized assets. We will continue to report on our top 10 largest non-performing assets and our top 10 adversely classified and special mention loans. Since the top 10 loans in each category drive the overall portfolio balances, a change in just a few loans significantly improves our loan portfolio. This occurred in the second quarter as a $14.0 million non-accrual relationship paid off.

“Our internal guidance is to reduce adversely classified assets to less than 30% of our bank’s total regulatory capital. By improving our bank Total Capital ratio to over 16% at June 30, 2026, we have come a long way in managing credit risk since the ratio was 11.28% at June 30, 2024. We have established an internal risk weighted capital ratio guidance of 14% or higher for our bank subsidiary. We are now well below the regulatory guidance for commercial real estate at approximately 254.4% of total bank capital at June 30, 2026.

“Our senior management has initiated a plan for each of the adversely classified assets with a balance in excess of $2.0 million. We are working with our borrowers to improve the underlying credit quality of their loans, or in several cases refinance to another financial institution. We are actively marketing our OREO properties. One property, an independent living center, makes up 80% of our OREO balance at June 30, 2026. Our book balance is $23.3 million for this property. We estimate its quarterly carrying cost to be about $0.3 million or $1.2 million annually.

“Our internal and external loan review continue to rigorously evaluate credits. The senior management loan committee unanimously approves new loans in excess of $2.5 million. The lending team is developing a more diversified loan portfolio with smaller credits than previously originated. We believe this strategy reduces future credit risk and translates into expanded customer relationships.

“We are reducing surplus liquidity on our balance sheet in order to improve our margins and our Tier 1 leverage ratio. First Guaranty increased on balance sheet liquidity during the time period when we changed our business model to address asset quality issues. The laddered portfolio of brokered deposits that mature in 2026 and 2027 provides First Guaranty with the option to reduce excess liquidity. Our on-balance sheet cash can offset maturing or called brokered deposits. Our bank-level Tier 1 leverage ratio was 7.09% at June 30, 2026. Our target ratio is 9.0% or greater.

“First Guaranty continues to invest in operational efficiency. Our Board of Directors has approved a strategy to expand the use of artificial intelligence across our operations, governed by a formal risk management framework consistent with our regulatory obligations. An internal leadership team is focused on implementing practical AI solutions that lower operating costs and improve products and services for our customers. As part of this strategy, we are deploying AI capabilities within a private, secure cloud environment that keeps our data under our control and enhances client service.

“First Guaranty provides essential banking services for our local communities. I look forward to leading us forward as we achieve our goal to be the premier community bank for the markets we serve in Louisiana, Kentucky and West Virginia.”

Sincerely,

/s/ Michael R. Mineer
Michael R. Mineer
President and Chief Executive Officer